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                                                                      EXHIBIT 12




          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
            STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
                    AND COMBINED NET INCOME TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                            3 Months ended
                                                March 31,                       Years Ended December 31,
                                           -----------------         -------------------------------------------
                                             1996      1995            1995       1994       1993         1992        1991
                                           -------   -------         --------   --------   --------     --------    -------
Income (loss) before capital gain or
  loss, extraordinary loss and
  cumulative effect of accounting
  change                                   $  (877)  $    567        $ 3,256    $ 6,485    $10,276      $12,657     $13,330

Add fixed charges, exclusive of
  construction interest capitalized          5,869      5,592         22,987     21,865    19,103        19,469      21,513
                                            ------   --------        -------    -------   -------       -------     -------

Income from operations, as defined           4,992      6,159         26,243     28,350     29,379       32,126      34,843
Capital gains                                  ---     29,870         29,870        ---      4,948        5,775       4,906
                                           -------   --------        -------     ------    -------      -------     -------

Reduction for unrealized loss on
  carrying value of assets identified
  for disposition                              ---        ---         14,000        ---       ---           ---         ---
                                           -------   --------        -------    -------    ------       -------     -------

Net income, as defined                     $ 4,992   $ 36,029        $42,113    $28,350    $34,327      $37,901     $39,749
                                           =======   ========        =======    =======    =======      =======     =======
Fixed charges:
  Interest
    - Mortgage loans                       $ 1,825   $  1,989        $ 7,670    $ 7,335    $ 5,777      $ 6,182     $ 6,493
    - Senior notes                           2,326      2,326          9,305      9,305      5,779        4,199       4,199
    - 10.25% debentures                        ---        ---            ---        ---      3,214        3,858       3,858
    - Bank loans and other                   1,568      1,129          5,422      4,640      3,747        4,694       6,221
    - Capitalized interest                      81        ---            169        ---        ---          ---        ---
    Amortization of debt issue costs            49         44            184        168        162          122          95
    Rents (1)                                  101        104            406        417        424          414         647
                                          --------   --------        -------    -------    -------      -------     -------

Fixed charges, as defined                 $  5,950   $  5,592        $23,156    $21,865    $19,103      $19,469     $21,513
                                          ========   ========        =======    =======    =======      =======     =======


Ratio of income from operations, as
 defined, to fixed charges                     .84       1.10           1.13       1.30       1.54         1.65        1.62
                                          ========   ========        =======     ======    =======      =======     =======


Ratio of net income, as defined,
 to fixed charges                              .84       6.44           1.82       1.30       1.80         1.95        1.85
                                          ========   ========        =======     ======    =======      =======     =======

- ----------------------

(1)  The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.

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